EXHIBIT 3.10
COMPANY AGREEMENT
OF
MILAGRO EXPLORATION II, LLC
A Delaware Limited Liability Company
     THIS COMPANY AGREEMENT OF MILAGRO EXPLORATION II, LLC (this “Agreement”), dated as of the 5th day of November, 2007, is adopted, executed and agreed to by the sole Member (as defined below).
     1. Formation. Milagro Exploration II, LLC (the “Company”) has been organized as a limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).
     2. Initial Sole Member. Milagro Exploration, LP shall be the initial sole member of the Company (the “Member”).
     3. Contributions. The Member has made an initial contribution to the capital of the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
     4. Units. Ownership in the Company shall be represented by membership units (“Units”). Such Units may, but need not, be represented by written certificates. The Member shall receive one thousand Units (1,000) in return for its initial capital contribution.
     5. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.
     6. Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the sole Member, who shall make all decisions and take all actions for the Company.
     7. Officers.
     (a) The Member may, from time to time, designate one or more persons to be officers (“Officers”) of the Company. No Officer need be a resident of the State of Texas, the State of Delaware or a Member of the Company. Any Officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular Officers. Unless the Member decided otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, as amended, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Member pursuant to the third sentence of this Section 7(a). Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the Officers, agents and employees of the Company shall be fixed from time to time by the Member. The initial officers of the Company shall be as follows:
     (a) Robert L. Cavnar – President and Chief Executive Officer
     (b) Richard W. Piacenti – Executive Vice President, Chief Financial Officer and Secretary
     (c) Jack Eells – Executive Vice President – Exploration and Geoscience
     (b) Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Member whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company shall be filled by the Member.
     (c) No Officer shall be liable to the Company or its members for monetary damages for an act or omission (or alleged act or omission) in the Officer’s capacity as an Officer, except as provided in the Company’s Certificate of Formation. No amendment to or repeal of the Company’s Certificate of Formation or this Agreement will apply to or have any effect on the liability or alleged liability of any Officer of the Company for or with respect to any acts or omissions of the Officer occurring prior to such amendment or repeal.
     8. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).
[Signature Page Follows]

     IN WITNESS WHEREOF, the sole Member has adopted, executed and agreed to this Agreement effective as of the date first above written.

SOLE MEMBER: Milagro Exploration, LP, acting by and though Milagro Exploration GP, LLC, its general partner
By:	/s/ Robert L. Cavnar
Robert L. Cavnar, Manager